Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tel: 213-486-6546
Email: investor_relations@mflex.com

MFLEX REPORTS FINANCIAL RESULTS FOR SECOND QUARTER FISCAL 2009

Net sales increase 6% year-over-year; $8.7 million in net income, or $0.34 per diluted share

Cash and cash equivalents balance increases to $106 million

Anaheim, CA, May 7, 2009 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for the second quarter ended March 31, 2009. Net sales in the second quarter of fiscal 2009 were $174.1 million, an increase of 6.2 percent from net sales of $163.9 million in the same period of the prior year. The increase in net sales was primarily due to substantially higher sales to two of the Company’s major customers, which were partially offset by lower sales to two other major customers. MFLEX’s major customers currently include four leading manufacturers of portable electronic devices.

During the second quarter of fiscal 2009, the Company’s two largest customers each accounted for 25 percent or more of net sales. The Company’s other two major customers each accounted for less than 10% of net sales during the second quarter of fiscal 2009.

Net income for the second quarter of fiscal 2009 was $8.7 million, or $0.34 per diluted share, compared to net income of $10.4 million, or $0.41 per diluted share, for the same period in fiscal 2008.

“The quarter proceeded generally in line with our expectations, as customer orders reflected challenging global economic conditions,” said Reza Meshgin, Chief Executive Officer of MFLEX. “From the sales mix perspective, we saw a continuation of the trends we have experienced over the past few quarters, with the majority of our sales consisting of flex assemblies for smartphones and portable consumer electronic devices that continue to experience strong end-user demand.

“To reduce cost and improve our operational performance as a world-class technology-manufacturing company, we have initiated ambitious lean-manufacturing and six sigma quality improvement initiatives that are expected to enhance our operational performance and bottom line

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results in both the short and long term. As a result, we have improved our responsiveness to customer demands and shorter order cycles while reducing our total headcount by approximately 35% since the beginning of the fiscal year. Moreover, by working with our supply chain partners, we have managed to lower their costs. We believe these actions will help offset the near-term impact of the competitive pricing environment without compromising MFLEX’s long-term growth objectives,” said Mr. Meshgin.

Financial Highlights

Gross margin during the second quarter of fiscal 2009 declined to 14.2 percent, compared to 17.6 percent for the same period in the prior year, primarily due to the higher material content of current programs partially offset by improved labor productivity and yields. Sequentially, gross margin declined from 15.3 percent in the first quarter of fiscal 2009 due to the deleveraging of fixed manufacturing costs resulting from a lower level of sales.

Cash flow from operating activities for the second quarter of fiscal 2009 was $45.7 million. This compares to $32.1 million in the comparable period in fiscal 2008.

At March 31, 2009, the Company had cash, cash equivalents and short-term investments of $106.5 million.

Share Repurchase Program

As announced on January 5, 2009, the board of directors of MFLEX approved a share repurchase program for up to 2,250,000 shares in the aggregate of the Company’s common stock. During the three months ended March 31, 2009, the Company implemented the first tranche of the program and spent $8.4 million to repurchase 562,500 shares of its common stock at an average price of $14.95 per share.

The Company has also established a new 10b5-1 plan to implement the second tranche of the share repurchase program, which consists of 562,500 shares.

Outlook

For the third quarter of fiscal 2009, the Company expects net sales to range between $160 and $180 million, and gross margin to range between 13% and 15% percent based on the projected product mix and leveraging of manufacturing costs.

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Commenting on the Company’s business outlook, Mr. Meshgin said, “We expect the sales mix by customer in the third quarter to be relatively consistent with our second fiscal quarter. Based on the volume of new programs starting up in the second half of calendar 2009, we currently expect to see a rebound in net sales beginning in the fourth quarter of fiscal 2009, unless economic conditions deteriorate further. While we continue to closely monitor the impact of the global economic slowdown on our customers, we are also moving forward with our capacity expansion and technology advancement initiatives so that we will be well positioned to capitalize on the increased demand for flex assemblies that we expect to see when economic conditions become more favorable. We broke ground in April on our new manufacturing facility, MFC3, and we continue to expect this facility to become fully operational during calendar 2010.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the second quarter of fiscal 2009. The dial-in number for the call in North America is 1-877-941-8632 and 1-480-629-9822 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4064179.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, medical devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

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Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, sales, net income, tax rates, operating expenses, capital expenditures, profitability, gross margins, including factors that could affect gross margins, yields, growth and diversification of the Company’s customer base, the Company’s relationship and opportunities with, and expected demand and orders from, its customers (including the effect of the economy and seasonality on demand), the Company’s competitive advantages and market opportunities, expected benefits from the acquisition of Pelikon, the utilization of flex and flex assemblies, current and upcoming programs and product mix, the effect of start-up programs on gross margins, the Company’s manufacturing capabilities, capacity, and ability to ramp/expand production of flex and flex assemblies and capacity, including expansion of the Company’s manufacturing facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy on the demand for the mobile electronic devices, the impact of changes in demand for the Company’s products and the Company’s success with new and current customers, the Company’s ability to develop and deliver new technologies, the Company’s ability to diversify its customer base, the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the Company’s ability to manage quality assurance issues, the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
Net sales	$174,097	$163,936	$390,727	$348,088
Cost of sales	149,429	135,009	332,987	288,375

Gross profit	24,668	28,927	57,740	59,713

Operating expenses
Research and development	1,241	588	2,412	1,081
Sales and marketing	6,070	4,528	11,405	9,145
General and administrative	6,300	7,753	13,317	14,530
Impairment and restructuring costs	(185)	—	127	—

Total operating expenses	13,426	12,869	27,261	24,756

Operating income	11,242	16,058	30,479	34,957
Other income, net
Interest income	252	488	637	847
Interest expense	(198)	(12)	(217)	(71)
Other income (loss), net	169	(2,129)	(1,312)	(1,780)

Income before income taxes	11,465	14,405	29,587	33,953
Provision for income taxes	(2,720)	(3,981)	(6,751)	(9,943)

Net income	$8,745	$10,424	$22,836	$24,010

Net income per share
Basic	$0.35	$0.42	$0.91	$0.97
Diluted	$0.34	$0.41	$0.90	$0.95
Shares used in computing net income per share
Basic	24,997,153	24,760,848	25,032,444	24,706,958
Diluted	25,431,068	25,390,410	25,319,703	25,282,228

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2009	September 30, 2008
Cash and cash equivalents	$106,478	$62,090
Restricted cash	59	1
Short term investments	206	—
Accounts receivable, net	114,489	162,419
Inventories	29,858	59,774
Other current assets	16,221	12,999

Total current assets	267,311	297,283
Property, plant and equipment, net	146,954	160,217
Other assets and long-term investments	41,729	30,110

Total assets	$455,994	$487,610

Accounts payable	$82,087	$128,642
Other current liabilities	20,344	34,741
Notes payable	10,558	—
Other liabilities	15,945	13,909
Stockholders’ equity	327,060	310,318

Total liabilities and stockholders’ equity	$455,994	$487,610

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Multi-Fineline Electronix, Inc.

Statement of Cash Flows

(in thousands, except per share and share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
Net Income	$8,745	$10,424	$22,836	$24,010
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,198	7,630	19,930	13,935
Provision for doubtful accounts	67	603	(166)	1,052
Deferred taxes	(67)	48	(191)	—
Stock based compensation expense	1,174	873	1,884	1,510
Impairment of long term investments	—	—	1,054	—
Restructuring costs	13	—	324	—
Impairment of cost investment	—	450	—	450
(Gain) Loss on disposal of equipment	(186)	(297)	(114)	161
Changes in operating assets and liabilities	25,765	12,382	17,438	3,556

Net cash provided by operating activities:	45,709	32,113	62,995	44,674

Cash flows from investing activities
Purchase of long term investments	—	(3,300)	—	(6,300)
Cash paid for property plant and equipment	(3,473)	(5,999)	(10,130)	(12,146)
Purchases of software and capitalized internal-use software	(287)	(65)	(728)	(83)
Proceeds from sale of equipment	520	—	535	191
Decrease in restricted cash, net	204	65	145	19
Cash paid for acquisition	—	—	(872)	—

Net cash used in investing activities	(3,036)	(9,299)	(11,050)	(18,319)

Cash Flows from financing activities:
Income tax benefit related to stock option exercise	11	12	11	25
Proceeds from exercise of stock options	707	759	871	1,227
Purchase of treasury shares	(8,410)	—	(8,410)	—

Net cash (used in) provided by financing activities	(7,692)	771	(7,528)	1,252

Effect of exchange rates on cash	(1)	340	(29)	455

Net change in cash	34,980	23,925	44,388	28,062
Cash and cash equivalents at beginning of period	71,498	32,092	62,090	27,955

Cash and cash equivalents at end of period	$106,478	$56,017	$106,478	$56,017

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